Exhibit 99.1

February 14, 2024

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2023 Earnings

Fourth Quarter 2023 Highlights (Compared to Fourth Quarter 2022):

•	Net sales increased 8% to $965.0 million

•	Organic Daily Sales decreased 1%

•	Gross profit increased 8% to $326.6 million; Gross margin decreased 20 basis points to 33.8%

•	SG&A as a percentage of Net sales increased 30 basis points to 34.5%

•	Net loss of $3.4 million

•	Adjusted EBITDA increased 3% to $39.9 million; Adjusted EBITDA margin was 4.1%

•	Closed the acquisition of Newsom Seed

•	Repurchased $11.4 million of shares under the share repurchase authorization

Full Year 2023 Highlights (Compared to Full Year 2022):

•	Net sales increased 7% to $4.30 billion

•	Organic Daily Sales were flat

•	Gross profit increased 5% to $1.49 billion; Gross margin decreased 70 basis points to 34.7%

•	SG&A as a percentage of Net sales increased 190 basis points to 29.2%

•	Net income decreased 29% to $173.4 million

•	Adjusted EBITDA decreased 12% to $410.7 million; Adjusted EBITDA margin was 9.5%

•	Operating cash flow increased $80.3 million to $297.5 million

•	Closed 11 acquisitions during the year with approximately $320 million in trailing twelve months Net sales

•	Net debt to Adjusted EBITDA at year-end was 0.9x, compared to 0.8x at year-end 2022

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter (“Fourth Quarter 2023”) and full fiscal year ended December 31, 2023 (“Fiscal 2023”).

“We were pleased to finish the year strongly in the fourth quarter with sales volume growth mostly mitigating commodity price deflation, combined with continued gross margin recovery and tight SG&A management resulting in modest adjusted EBITDA growth. Overall, 2023 was a tough year where we faced many challenges including softer markets, operating cost inflation, gross margin normalization, and commodity price deflation. Despite these challenges, our teams continued to drive our initiatives and gain market share to deliver mid-single digit growth in Net sales, Adjusted EBITDA that was just above the top end of our guidance range, and record operating cash flow,” said Doug Black, SiteOne’s Chairman and CEO. “During the year we also added eleven excellent companies to the SiteOne family, representing a record $320 million in trailing twelve-month sales. As we look to 2024, we feel good about our momentum and are encouraged by the underlying demand across our end markets. We remain well positioned to continue executing our strategy and driving attractive performance and growth in the years to come.”

Fourth Quarter 2023 Results

Net sales for the Fourth Quarter 2023 increased to $965.0 million, or 8%, compared to $890.0 million for the prior-year period. Organic Daily Sales decreased 1% compared to the prior-year period driven by a decline in prices for commodity products such as PVC pipe, grass seed, and fertilizer compared to the prior-year period. Acquisitions contributed $71.4 million, or 8%, to Net sales growth for the quarter.

Gross profit increased 8% to $326.6 million for the Fourth Quarter 2023 compared to $302.6 million for the prior-year period. Gross margin decreased 20 basis points to 33.8% for the Fourth Quarter 2023 due to lower prices and less vendor support than the prior year period, partially offset by the positive impact of acquisitions.

Selling, general and administrative expenses (“SG&A”) for the Fourth Quarter 2023 increased to $332.8 million from $304.6 million for the prior-year period. SG&A as a percentage of Net sales increased 30 basis points to 34.5% due to the impact of acquisitions with higher operating costs.

Net loss for the Fourth Quarter 2023 was $3.4 million, compared to a Net loss of $0.9 million in the prior-year period. Higher Net sales were offset by lower gross margin and increased SG&A expense.

Adjusted EBITDA increased 3% to $39.9 million for the Fourth Quarter 2023, compared to $38.9 million for the prior-year period. Adjusted EBITDA margin decreased 30 basis points to 4.1%.

Full Year 2023 Results

Net sales for Fiscal 2023 increased to $4.30 billion, or 7%, compared to $4.01 billion for the fiscal year ended January 1, 2023 (“Fiscal 2022”). Organic Daily Sales for Fiscal 2023 were flat compared to Fiscal 2022 due to moderating economic conditions in our end markets. Acquisitions contributed $278.7 million, or 7%, to Net sales growth for Fiscal 2023.

Gross profit for Fiscal 2023 increased to $1.49 billion, up 5% compared to $1.42 billion for the prior year. Gross margin for the year decreased by 70 basis points to 34.7% compared to 35.4% in Fiscal 2022. The decrease in gross margin reflects the absence of the price realization benefit realized in the prior year, partially offset by the positive impact of acquisitions and lower freight costs.

SG&A for Fiscal 2023 increased to $1.26 billion from $1.10 billion in Fiscal 2022. SG&A as a percentage of Net sales increased by 190 basis points to 29.2%, compared to the prior year driven by the impact of acquisitions and operating cost inflation.

Our effective tax rate for Fiscal 2023 was 22.3% compared to 21.6% for Fiscal 2022. We currently expect our 2024 effective tax rate will be between 25.0% and 26.0%, excluding discrete items such as excess tax benefits.

Net income for Fiscal 2023 decreased to $173.4 million, or 29%, compared to $245.4 million for Fiscal 2022. The decrease in Net income for the year reflects lower gross margin and an increase in SG&A, partially offset by an increase in Net sales.

For the year, Adjusted EBITDA decreased 12% to $410.7 million, compared to $464.3 million in Fiscal 2022. Adjusted EBITDA margin decreased 210 basis points to 9.5%, compared to Fiscal 2022.

Cash provided by operating activities increased to a record $297.5 million in Fiscal 2023 compared to $217.2 million in Fiscal 2022, reflecting improved working capital management.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of December 31, 2023, was $382.0 million compared to $380.2 million as of January 1, 2023. Net debt to Adjusted EBITDA for the last twelve months was 0.9 times compared to 0.8 times at year-end 2022.

As of December 31, 2023, Cash and cash equivalents was $82.5 million and available capacity under the ABL Facility was $578.2 million.

Outlook

“We expect commodity price deflation to moderate in the first half of 2024 with positive contribution from pricing in the second half. Overall, we expect prices to be down 1% to 2% for the full year 2024,” Doug Black continued. “With a recovering residential market, steady maintenance, and resilient commercial, repair and remodel markets, combined with our commercial initiatives, we expect sales volume to more than offset price deflation, yielding low single digit Organic Daily Sales growth for the full year 2024. With the benefit of our operational initiatives, SG&A management, and contribution from our acquisitions, we would expect to increase adjusted EBITDA margin during the year.”

Given these trends, we expect our Adjusted EBITDA to be in the range of $420 million to $455 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2024 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 14, 2024, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the live call and the replay is 13743802 The replay will be available until 11:59 p.m. (ET) on February 28, 2024.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2023 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions; seasonality of our business and its impact on demand for our products; weather and climate conditions; prices for the products we purchase may fluctuate; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

Assets	December 31, 2023	January 1, 2023
Current assets:
Cash and cash equivalents	$82.5	$29.1
Accounts receivable, net of allowance for doubtful accounts of $27.3 and $21.7, respectively	490.6	455.5
Inventory, net	771.2	767.7
Income tax receivable	—	10.9
Prepaid expenses and other current assets	61.0	56.1
Total current assets	1,405.3	1,319.3
Property and equipment, net	249.4	188.8
Operating lease right-of-use assets, net	388.9	321.6
Goodwill	485.5	411.9
Intangible assets, net	280.8	276.0
Deferred tax assets	5.3	3.7
Other assets	13.7	12.6
Total assets	$2,828.9	$2,533.9
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$270.8	$279.7
Current portion of finance leases	21.8	14.8
Current portion of operating leases	83.6	70.1
Accrued compensation	74.2	81.2
Long-term debt, current portion	5.3	4.0
Income tax payable	8.0	—
Accrued liabilities	114.6	110.0
Total current liabilities	578.3	559.8
Other long-term liabilities	11.5	12.8
Finance leases, less current portion	69.8	43.9
Operating leases, less current portion	313.3	260.1
Deferred tax liabilities	2.3	7.8
Long-term debt, less current portion	367.6	346.6
Total liabilities	1,342.8	1,231.0
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,404,091 and 45,148,312 shares issued, and 45,082,070 and 44,916,291 shares outstanding at December 31, 2023 and January 1, 2023, respectively	0.5	0.5
Additional paid-in capital	601.8	577.1
Retained earnings	916.3	742.9
Accumulated other comprehensive income	4.2	7.7
Treasury stock, at cost, 322,021 and 232,021 shares at December 31, 2023 and January 1, 2023, respectively	(36.7)	(25.3)
Total stockholders’ equity	1,486.1	1,302.9
Total liabilities and stockholders’ equity	$2,828.9	$2,533.9

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter		For the year
	October 2, 2023 to	October 3, 2022 to	January 2, 2023 to	January 3, 2022 to
	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net sales	$965.0	$890.0	$4,301.2	$4,014.5
Cost of goods sold	638.4	587.4	2,810.0	2,593.0
Gross profit	326.6	302.6	1,491.2	1,421.5
Selling, general and administrative expenses	332.8	304.6	1,256.6	1,097.0
Other income	4.3	2.0	15.7	8.6
Operating income	(1.9)	—	250.3	333.1
Interest and other non-operating expenses, net	6.5	5.5	27.1	20.0
Income (loss) before taxes	(8.4)	(5.5)	223.2	313.1
Income tax (benefit) expense	(5.0)	(4.6)	49.8	67.7
Net income (loss)	$(3.4)	$(0.9)	$173.4	$245.4
Net income (loss) per common share:
Basic	$(0.08)	$(0.02)	$3.84	$5.45
Diluted	$(0.08)	$(0.02)	$3.80	$5.36
Weighted average number of common shares outstanding:
Basic	45,162,695	45,119,900	45,112,977	45,048,218
Diluted	45,162,695	45,119,900	45,686,268	45,780,836

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the year January 2, 2023 to December 31, 2023	For the year January 3, 2022 to January 1, 2023	For the year January 4, 2021 to January 2, 2022
Cash Flows from Operating Activities:
Net income	$173.4	$245.4	$238.4
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	64.1	51.6	36.2
Stock-based compensation	25.7	18.3	14.3
Amortization of software and intangible assets	63.6	52.2	46.8
Amortization of debt related costs	1.2	1.1	2.3
Loss on extinguishment of debt	—	0.6	0.8
Gain on sale of equipment	(0.5)	(0.8)	(0.1)
Deferred income taxes	(14.5)	(5.2)	(3.1)
Other	(5.6)	2.3	6.5
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(17.4)	(44.6)	(92.1)
Inventory	38.1	(99.3)	(156.9)
Income tax receivable	10.9	(7.6)	3.5
Prepaid expenses and other assets	(4.3)	3.5	(3.2)
Accounts payable	(35.1)	8.9	74.4
Income tax payable	7.9	—	—
Accrued expenses and other liabilities	(10.0)	(9.2)	43.0
Net Cash Provided By Operating Activities	$297.5	$217.2	$210.8
Cash Flows from Investing Activities:
Purchases of property and equipment	(32.1)	(27.1)	(32.5)
Purchases of intangible assets	(3.9)	(14.6)	(4.5)
Acquisitions, net of cash acquired	(192.7)	(244.9)	(147.2)
Proceeds from the sale of property and equipment	2.7	2.2	2.2
Net Cash Used In Investing Activities	$(226.0)	$(284.4)	$(182.0)
Cash Flows from Financing Activities:
Equity proceeds from common stock	5.2	3.6	9.3
Repurchases of common stock	(12.0)	(24.4)	—
Borrowings under term loan	120.0	—	325.0
Repayments under term loan	(3.2)	(2.6)	(338.6)
Borrowings on asset-based credit facility	434.3	732.8	161.9
Repayments on asset-based credit facility	(526.8)	(632.8)	(161.9)
Payments of debt issuance costs	(1.8)	(2.3)	(2.4)
Payments on finance lease obligations	(18.5)	(12.6)	(10.4)
Payments of acquisition related contingent obligations	(8.0)	(10.0)	(8.6)
Other financing activities	(7.5)	(8.3)	(4.7)
Net Cash (Used In) Provided By Financing Activities	$(18.3)	$43.4	$(30.4)
Effect of exchange rate on cash	0.2	(0.8)	0.1
Net Change In Cash	53.4	(24.6)	(1.5)
Cash and cash equivalents:
Beginning	29.1	53.7	55.2
Ending	$82.5	$29.1	$53.7
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$26.8	$15.5	$15.6
Cash paid during the year for income taxes	$46.0	$82.1	$55.8

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income (Loss) Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2023 Fiscal Year					2022 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$173.4	$(3.4)	$57.3	$124.0	$(4.5)	$245.4	$(0.9)	$73.3	$140.7	$32.3
Income tax (benefit) expense	49.8	(5.0)	17.5	40.0	(2.7)	67.7	(4.6)	22.9	44.8	4.6
Interest expense, net	27.1	6.5	6.4	7.3	6.9	20.0	5.5	5.6	4.6	4.3
Depreciation & amortization	127.7	34.6	31.3	31.0	30.8	103.8	31.6	27.4	23.1	21.7
EBITDA	378.0	32.7	112.5	202.3	30.5	436.9	31.6	129.2	213.2	62.9
Stock-based compensation(a)	25.7	5.0	5.0	7.1	8.6	18.3	4.3	4.5	5.8	3.7
(Gain) loss on sale of assets(b)	(0.5)	(0.1)	(0.2)	0.2	(0.4)	(0.8)	0.2	(0.7)	(0.2)	(0.1)
Financing fees(c)	0.5	—	0.4	0.1	—	0.3	—	0.1	0.2	—
Acquisitions and other adjustments(d)	7.0	2.3	2.1	1.5	1.1	9.6	2.8	2.5	3.0	1.3
Adjusted EBITDA(e)	$410.7	$39.9	$119.8	$211.2	$39.8	$464.3	$38.9	$135.6	$222.0	$67.8

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Selling, general and administrative in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

2023 Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2023 Fiscal Year					2022 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$4,301.2	$965.0	$1,145.1	$1,353.7	$837.4	$4,014.5	$890.0	$1,102.6	$1,216.6	$805.3
Organic sales(a)	3,937.3	860.6	1,046.7	1,252.4	777.6	3,929.3	857.0	1,068.9	1,201.4	802.0
Acquisition contribution(b)	363.9	104.4	98.4	101.3	59.8	85.2	33.0	33.7	15.2	3.3
Selling Days	252	61	63	64	64	252	60	63	64	65
Organic Daily Sales	$15.6	$14.1	$16.6	$19.6	$12.2	$15.6	$14.3	$17.0	$18.8	$12.3

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2023 and 2022.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2023 Fiscal Year. Includes Net sales from branches acquired in 2023 and 2022.

SiteOne Landscape Supply, Inc.

2024 Organic Daily Sales to Net Sales Reconciliation (Unaudited)

(In millions, except Selling Days)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2024 Fiscal Year					2023 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	--	--	--	--	--	$4,301.2	$965.0	$1,145.1	$1,353.7	$837.4
Organic sales(a)	--	--	--	--	--	4,180.7	907.2	1,103.2	1,334.5	835.8
Acquisition contribution(b)	--	--	--	--	--	120.5	57.8	41.9	19.2	1.6
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	--	--	--	--	--	$16.6	$14.9	$17.5	$20.9	$13.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2024 and 2023.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2024 Fiscal Year. Includes Net sales from branches acquired in 2024 and 2023.